Exhibit 99.1

EntreMed Logo

           EntreMed, Inc.
9610 Medical Center Drive
                Suite 200
      Rockville, MD 20850
             301.217.9858
         fax 301.217.9594

(BW) (MD-ENTREMED) (ENMD) Bristol-Myers Squibb and EntreMed Modify Research Agreement

         Health & Medical Writers

         PRINCETON, N.J. and ROCKVILLE, Md.--(BW HealthWire)--Feb. 9, 1999--Bristol-Myers Squibb Company (NYSE:BMY) and EntreMed Inc. (NASDAQ:ENMD) announced today a modification of the research agreement between the two companies regarding Angiostatin(R) protein, an antiangiogenic molecule under study as a potential cancer therapy.

         Under the new terms, EntreMed will assume immediately from Bristol-Myers Squibb responsibility for all future preclinical and clinical work on the Angiostatin molecule. Bristol-Myers Squibb will have the option to reassume development and marketing rights for Angiostatin protein once clinical proof of principal has been demonstrated.

         "At this time, Angiostatin protein in its present form does not meet our criteria for molecules that advance to clinical trials," said Robert A. Kramer, Ph.D., vice president, Oncology Drug Discovery for Bristol-Myers Squibb. "We have chosen to direct our resources to other programs in our broad oncology pipeline. We continue, however, to view antiangiogenesis as an important and viable target in the spectrum of oncology research. Our internal discovery programs that cover a range of antiangiogenesis targets will continue at full strength."

         Dr. John W. Holaday, chairman, president, and chief executive officer of EntreMed, stated, "EntreMed has been working on a parallel track with BMS for the production of Angiostatin protein since 1995 using the Pichia pastoris yeast recombinant expression system. EntreMed currently uses the Pichia pastoris yeast expression system for GMP production of Endostatin(TM) protein. EntreMed's development plan for Angiostatin will include scale-up GMP manufacturing of the protein for clinical trials and submission of an Investigational New Drug (IND) application this year."

         Currently, Bristol-Myers Squibb continues and extensive program to discover and develop antiangiogenic small molecules. Additionally, Bristol-Myers Squibb has a broad portfolio of discovery and development programs that encompass most major oncology targets.

         Among these are oncogene signaling pathways and the development of cancer vaccines, matrix metalloproteinase inhibitors, second-generation taxane-like molecules, novel chemotherapeutic agents, and hormonal therapies.

         Bristol-Myers Squibb is a diversified worldwide health and personal care company whose principal businesses are pharmaceuticals, consumer products, nutritionals, and medical devices. It is a leading maker of innovative therapies for cardiovascular, metabolic and infectious diseases, central nervous system and dermatological disorders, and cancer.

         The Company is a leader in consumer medicines, orthopaedic devices, ostomy care, wound management, nutritional supplements, infant formulas, and hair and skin care products.

         Rockville based EntreMed Inc., The Angiogenesis Company(TM), is a leader in the field of antiangiogenesis research, which involves the

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inhibition of abnormal blood vessel growth recently associated with a broad range of diseases.

         The Company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with university medical departments, research companies and government laboratories. For further information, please visit the EntreMed web site at www.entremed.com.

         Statements herein regarding EntreMed that are not descriptions of historical facts are forward-looking and subject to risk and uncertainties.

         Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company's Securities and Exchange commission filings under "Risk Factors," including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

         CONTACT: Bristol Myers Squibb
                  Peggy Ballman
                  609/818-3015
                       or
                  EntreMed Inc.
                  Mary P. Sundeen
                  301/738-2490